Exhibit 23.2

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the reference to our firm under the caption "Experts" in the Prospectus Supplement of Ameriquest Mortgage Securities Inc. for the registration of Ameriquest Mortgage Securities Inc., Asset-Backed Pass-Through Certificates, Series 2004-R11 in the registration statement on Form S-3 (No. 333-118137), and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the financial statements of Financial Guaranty Insurance Company as of December 31, 2003 appearing in the Form 8-K of Ameriquest Mortgage Securities Inc., dated November 1, 2004, filed with the Securities and Exchange Commission.




                                                       /s/ Ernst & Young LLP

New York, New York
November 5, 2004